Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached hereto in accordance with Section 13.02, this “Restructuring Support Agreement” or this “Agreement”) is made and entered into as of May 6, 2025, by and among the following parties:1

(i)

WW International, Inc. (“WW”), a Virginia corporation, and each of its Affiliates listed on Exhibit A to this Agreement and signatory hereto (the Entities in this clause (i), collectively, the “Company Parties”);

(ii)

the undersigned holders of, or investment advisors, sub-advisors or managers of discretionary accounts that hold, First Lien Credit Agreement Claims (the “Consenting First Lien Credit Agreement Lenders”) that have executed and delivered counterpart signature pages to this Agreement or a Joinder to counsel to the Company Parties and the Ad Hoc Group’s Advisors; and

(iii)

the undersigned holders of, or investment advisors, sub-advisors or managers of discretionary accounts that hold, Senior Secured Notes Claims (the “Consenting Noteholders” and, together with the Consenting First Lien Credit Agreement Lenders, the “Consenting Creditors”) that have executed and delivered counterpart signature pages to this Agreement or a Joinder to counsel to the Company Parties and the Ad Hoc Group’s Advisors.

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.01.

RECITALS

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (including all exhibits, annexes, and schedules thereto, the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions by commencing voluntary prepackaged cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court to consummate the Plan (the cases commenced the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. Capitalized terms used but not defined in this Agreement have the meanings given to such terms in Exhibit 1 to or otherwise in the Restructuring Term Sheet. The following terms shall have the following definitions:

“Ad Hoc Group” means that certain ad hoc group of holders of First Lien Claims, as may be reconstituted from time to time, represented by, among others, Gibson Dunn and Houlihan.

“Ad Hoc Group’s Advisors” means (a) Gibson, Dunn & Crutcher LLP, as counsel to the Ad Hoc Group (“Gibson Dunn”), (b) Houlihan Lokey, as financial advisor to the Ad Hoc Group (“Houlihan”), (c) Pachulski Stang Ziehl & Jones LLP, as Delaware counsel to the Ad Hoc Group and (d) any other professionals retained by the Ad Hoc Group with the prior written consent of the Company Parties (not to be unreasonably withheld, conditioned, or delayed).

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached hereto in accordance with Section 13.02 (including the Restructuring Term Sheet, which is expressly incorporated herein and made a part of this Agreement).

“Agreement Effective Date” has the meaning set forth in Section 2.01.

“Agreement Effective Period” means the period from the Agreement Effective Date (or, in the case of any Consenting Creditor that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Creditor executes and delivers a Joinder to counsel to the Company Parties and the Ad Hoc Group’s Advisors) to the Termination Date.

“Alternative Restructuring” means (a) any sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing (including any debtor-in-possession financing or exit financing), use of cash collateral, liquidation, tender offer, asset sale, share issuance, recapitalization, plan of reorganization, share exchange, business combination, joint venture, partnership, or similar transaction involving any one or more of the Company Parties or any Affiliates of the Company Parties or the debt, equity, or other interests in any one or more of the Company Parties or any Affiliates, other than as contemplated by this Agreement, including the Restructuring Term Sheet, or (b) any other transaction involving one or more Company Parties that is an alternative to and/or inconsistent with the Restructuring Transactions.

“Alternative Restructuring Proposal” means any plan, proposal, offer, bid, term sheet, or agreement with respect to an Alternative Restructuring.

“Bankruptcy Code” means title 11 of the United States Code, as amended, supplemented or otherwise modified from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Cash Collateral Order” means the order entered in the Chapter 11 Cases authorizing the consensual use of cash collateral (whether interim or final).

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Interest in, any Company Party.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code.

“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan.

“Consent” means any consent, novation, approval, authorization, qualification, waiver, registration or notification to be obtained from, filed with or delivered to a Governmental Entity or any other Person.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting First Lien Credit Agreement Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases, which shall include the parties set forth in Exhibit A to this Agreement.

“Definitive Documents” means the documents listed in Section 3.01.

“Disclosure Statement” means the disclosure statement with respect to the Plan that is prepared and distributed to, among others, holders of First Lien Claims, in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Bankruptcy Rules and other applicable Law, and all exhibits, schedules, supplements, modifications and amendments thereto.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the related Solicitation Materials, which order may be the Confirmation Order.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Common Stock” means any Interest in a Company Party existing as of the Agreement Effective Date. Notwithstanding the foregoing, Existing Common Stock does not include Intercompany Interests.

“Existing Intercreditor Agreement” means that certain Equal Priority Intercreditor Agreement, dated as of April 13, 2021, among the Company Parties party thereto, the First Lien Credit Agreement Agent, as senior credit facilities collateral agent, and The Bank of New York Mellon, as collateral agent for the Senior Secured Notes, as amended, supplemented, or otherwise modified from time to time.

“Finance Documents” means, collectively, (a) the First Lien Credit Agreement and the Senior Secured Notes Indenture, and (b) all other documents entered into pursuant to or in connection with the foregoing documents in clause (a) of this definition (including, but not limited to, any cash management arrangements and ancillary facilities).

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to File.

“First Lien Claims” means the First Lien Credit Agreement Claims and the Senior Secured Notes Claims.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of April 13, 2021, among WW, as borrower, the other guarantors party thereto, the lenders party thereto from time to time and the First Lien Credit Agreement Agent, as amended, supplemented, or otherwise modified from time to time.

“First Lien Credit Agreement Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent.

“First Lien Credit Agreement Claims” means any Claim arising out of or relating to any “Obligation” (as defined in the First Lien Credit Agreement) existing under the First Lien Credit Agreement.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Term Loans” means the first priority term loans arising under the First Lien Credit Agreement.

“Governmental Entity” means any applicable federal, state, local, or foreign government or any agency, bureau, board, commission, court, or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization. For the avoidance of doubt, the term Governmental Entity includes any Governmental Unit (as such term is defined in section 101(27) of the Bankruptcy Code).

“Indicative New Takeback Debt Election” means a non-binding indicative election on each Consenting Creditor’s signature page hereto (including via a Joinder) to receive New Takeback Debt in the form of either New Term Loans or New Notes. In order to validly make a binding New Takeback Debt Election, the Consenting Creditor must comply with the procedures set forth in the Disclosure Statement and the other Definitive Documents, and, in the case of any Consenting Creditor electing to receive New Notes, provide the New Notes Certification through the required procedures set forth in the Disclosure Statement and other Definitive Documents. If no valid New Takeback Debt Election is completed, the Consenting Creditor shall, subject to the terms of the Plan, receive New Term Loans. For the avoidance of doubt, individual sub-funds managed by common parent are permitted to make individual elections (e.g., CLO Sub-fund A may make a New Notes Election without prejudice to CLO Sub-fund B).

“Initial Parties” has the meaning set forth in Section 2.01.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit C.

“Laws” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in the Restructuring Term Sheet as may amended in accordance with this Agreement from time to time.

“New Credit Agreement” means that certain credit agreement to be entered into among the Company Parties, the holders of First Lien Credit Agreement Claims, on the Effective Date in accordance with the Restructuring Term Sheet with respect to the New Term Loans.

“New First Lien Debt Documents” means (a) the New Credit Agreement (including all exhibits, annexes, and schedules attached thereto), (b) the New Intercreditor Agreement and (c) each other document executed in connection therewith.

“New Intercreditor Agreement” means a pari passu intercreditor agreement to be entered into among the administrative agent and collateral agent under the New Credit Agreement and the trustee and collateral agent under the New Notes Indenture, which shall be based on the Existing Intercreditor Agreement, with necessary changes agreed to among the Required Consenting Creditors and the Company Parties.

“New Notes” means the senior secured notes issued pursuant to the New Notes Indenture.

“New Notes Documents” means the (a) the New Notes Indenture (including all exhibits, annexes, and schedules attached thereto), (b) the New Intercreditor Agreement and (c) each other document executed in connection therewith.

“New Notes Indenture” means that certain indenture to be entered into among the Company Parties and trustee and collateral agent reasonably acceptable to the Company Parties and the Required Consenting Creditors governing the New Notes received by the holders of Senior Secured Notes Claims on the Effective Date in accordance with the Restructuring Term Sheet.

“New Organizational Documents” means the new organizational documents of the Reorganized Debtors, to be entered into on the Effective Date, including certificates of incorporation, limited liability company agreements, stockholders or shareholders agreements, operating agreements, equity subscription or purchase agreements, charters or by-laws, which shall be consistent in all respects with this Agreement and the applicable terms of the Restructuring Term Sheet and otherwise in form and substance acceptable to the Required Consenting Creditors.

“New Takeback Debt Election” means a binding election in compliance with the procedures set forth in the Disclosure Statement and the other Definitive Documents, and, in the case of any Consenting Creditor electing to receive New Notes, providing the New Notes Certification through the required procedures set forth in the Disclosure Statement and other Definitive Documents. If no valid New Takeback Debt Election is completed, the Consenting Creditor shall, subject to the terms of the Plan, receive New Term Loans. For the avoidance of doubt, individual sub-funds managed by common parent are permitted to make individual elections (e.g., CLO Sub-fund A may make a New Notes Election without prejudice to CLO Sub-fund B).

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization) or which relate to the internal governance of such Person (such as by-laws or a partnership agreement, or an operating, limited liability company or members agreement).

“Parties” means the Initial Parties and any other Consenting Creditor that becomes party to this Agreement in accordance with this Agreement.

“Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification, or similar document or authority that has been issued or granted by any Governmental Entity or Third Party Association.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, a Third Party Association, or any legal entity or association.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan Release” means customary mutual releases by the Parties to be included in the Plan as set forth in Exhibit 5 to the Restructuring Term Sheet and otherwise in form and substance acceptable to the Company Parties and the Required Consenting Creditors.

“Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, including (i) the New Organizational Documents, (ii) the New First Lien Debt Documents, (iii) the New Notes Documents, (iv) the Schedule of Retained Causes of Action, (v) the Restructuring Transactions Memorandum, and (vi) any and all other documents necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan subject to this Agreement, which shall be Filed by the Debtors prior to the Confirmation Hearing, and additional documents filed with the Bankruptcy Court prior to the Plan Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Required Consenting Creditors” means, as of the relevant date, Consenting Creditors who own or control more than 50% in aggregate principal amount of the First Lien Claims owned or controlled by all Consenting Creditors in the aggregate as of such date.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions Memorandum” means the memorandum setting forth certain steps of the Restructuring Transactions.

“Revolving Loans” means the funded revolving loan commitments arising under the First Lien Credit Agreement.

“Schedule of Retained Causes of Action” means the schedule of Causes of Action that shall vest in the Reorganized Debtors on the Plan Effective Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Notes” means the 4.500% senior secured notes due 2029 issued by WW pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Claims” means any Claim against a Company Party arising under, derived from, secured by, based on, or related to the Senior Secured Notes or the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” means the indenture dated as of April 13, 2021, pursuant to which WW issued the Senior Secured Notes, as amended or supplemented to the date hereof.

“Senior Secured Notes Indenture Trustee” means The Bank of New York Mellon, in its capacity as trustee and notes collateral agent under the Senior Secured Notes Indenture.

“Solicitation Materials” means all documents, ballots, forms and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (other than the Disclosure Statement).

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, assessments, duties and withholdings and any charges of a similar nature (including interest, additions to tax, and penalties with respect thereto) that are imposed by any government or other taxing authority.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, 11.04 or 11.05.

“Termination Event” means any event that gives rise to a right of termination pursuant to Section 11 hereof.

“Third Party Association” means any trade, industry, business or sector association, body, group or council, or similar entity.

“Transaction Expenses” means all reasonable and documented fees, costs and expenses of each of the Ad Hoc Group’s Advisors in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and/or enforcement of this Agreement and/or any of the other Definitive Documents, and/or the transactions contemplated hereby or thereby, including any amendments, waivers, consents, supplements, or other modifications to any of the foregoing, in each case, consistent with any engagement letters or fee reimbursement letters entered into between the applicable Company Parties, on the one hand, and any Ad Hoc Group Advisor, on the other hand.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, loan, grant, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

“Transferee Qualified Marketmaker” has the meaning set forth in Section 8.05.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time; provided, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not; and

(j) the phrase “counsel to the Consenting Creditors” refers in this Agreement to the counsel specified in Section 13.10, other than counsel to the Company Parties.

Section 2. Effectiveness of this Agreement.

2.01. This Agreement shall become effective and binding upon each of the parties that has executed and delivered counterpart signature pages to this Agreement on the date on which all the following conditions have been satisfied or waived by the applicable Party or Parties in accordance with this Agreement (such date, the “Agreement Effective Date” and such parties, the “Initial Parties”):

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Initial Parties; and

(b) holders who together hold at least 66.67% of the aggregate outstanding principal amount of First Lien Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties and each other Initial Party.

Further, all accrued and unpaid Transaction Expenses incurred up to (and including) the Agreement Effective Date shall be paid in full in cash as set forth in Section 13.20(a)(i).

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall include this Agreement and all other material agreements, instruments, pleadings, orders, forms, questionnaires and other material documents (including all exhibits, schedules, supplements, appendices, annexes, instructions, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions, including each of the following:

(a) the Solicitation Materials;

(b) the Plan;

(c) the Disclosure Statement;

(d) the New First Lien Debt Documents;

(e) the New Notes Documents;

(f) the New Organizational Documents;

(g) any material documents in connection with any First Day Pleadings or “second day” pleadings and all orders sought pursuant thereto, including any cash management orders;

(h) the Cash Collateral Order;

(i) the Disclosure Statement Order;

(j) the Confirmation Order;

(k) the Plan Supplement;

(l) such other definitive documentation as is necessary or desirable to consummate the Restructuring Transactions; and

(m) any other exhibits, schedules, amendments, modifications, supplements, appendices, attachments or other documents and/or agreements relating to any of the foregoing.

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion, as applicable. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent in all respects with the terms of this Agreement and the applicable terms of the Restructuring Term Sheet, as they may be modified, amended, or supplemented in accordance with Section 12. Further, except as otherwise set forth herein, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall be in form and substance acceptable to the Required Consenting Creditors and the Company Parties.

Section 4. Commitments of the Consenting Creditors.

4.01. Affirmative Commitments. During the Agreement Effective Period, each Consenting Creditor, on a several and not joint basis, agrees, in respect of all its Company Claims/Interests, to:

(a) support the Restructuring Transactions and vote or consent, to the extent applicable, and exercise any voting or consent powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(b) vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Disclosure Statement and any related Solicitation Materials;

(c) to the extent it is permitted to elect whether to opt in or not to opt out of the Plan Releases, elect to opt into or not to opt out of (as applicable) the Plan Releases by timely delivering its duly executed and completed ballot(s) or other documents indicating such election;

(d) provided that such documents are consistent with this Agreement, consummate the transactions contemplated by the Plan, the Disclosure Statement and the Solicitation Materials;

(e) without incurring any out of pocket costs (other than those costs that are reimbursable by the Company Parities hereunder) or providing anything in the nature of an indemnity, negotiate in good faith to enter into any necessary forbearance, waiver or amendment agreement, and give any notice, order, instruction or direction to the applicable trustee and/or agent under the applicable Finance Documents, in each case as necessary to implement or give effect to the Restructuring Transactions; provided, that no Consenting Creditor shall be required hereunder to provide any agent or trustee or other Person under any applicable Finance Documents with any additional indemnities or similar undertakings in connection with taking any such action;

(f) without incurring any out of pocket costs (other than those costs that are reimbursable by the Company Parties hereunder) or providing anything in the nature of an indemnity to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, cooperate with the Company Parties in taking all steps reasonably necessary to address any such legal or structural impediment;

(g) notify counsel to the Company Parties in writing as promptly as reasonably practicable (and in any event within three Business Days after obtaining actual knowledge thereof) of (A) any material, uncured breach by such Consenting Creditor in any respect of any of its obligations, representations, warranties or covenants set forth in this Agreement or (B) the occurrence of a Termination Event pursuant to Section 11; and

(h) negotiate in good faith, and use commercially reasonable efforts to execute and implement, the Definitive Documents to which it will be a party in a manner consistent with this Agreement.

4.02. Negative Commitments. During the Agreement Effective Period, each Consenting Creditor, as applicable, on a several and not joint basis, agrees, in respect of all its Company Claims/Interests, that it shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with (A) acceptance, implementation, or consummation of the Restructuring Transactions and (B) the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code;

(b) change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in Sections 4.01(b) and 4.01(c) above, provided that such votes or elections shall be immediately revoked and deemed void ab initio upon the occurrence of a Termination Date described in Section 11.

(c) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that is not consistent with this Agreement or the Plan;

(d) support any other party in any action to object to, delay, impede, or take any other action to interfere with any motion or other pleading or document Filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement;

(e) propose, File, support, or vote for any Alternative Restructuring;

(f) initiate, or have initiated on its behalf, any litigation or proceeding of any kind contemplated herein against the Company Parties other than to enforce this Agreement or any Definitive Document or as otherwise expressly permitted under this Agreement; or

(g) exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Company Claims/Interests.

Section 5. Additional Provisions Regarding the Consenting Creditors’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Creditor, subject to the terms of any Confidentiality Agreement between such Consenting Creditor and the Company Parties, to consult with any other Consenting Creditor, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee) or any foreign proceeding related to the Restructuring Transactions; (b) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Creditor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) limit the rights of a Consenting Creditor under the Chapter 11 Cases or any foreign proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases or any foreign proceeding, in each case, so long as the exercise of any such right is not inconsistent with such Consenting Creditor’s obligations hereunder; (e) limit the ability of a Consenting Creditor to purchase, sell, or enter into any transactions regarding the Company Claims/Interests, subject to the terms hereof; (f) constitute a waiver or amendment of any term or provision of any Finance Document; (g) constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under any Finance Document; (h) except as and to the extent set forth herein, require any Consenting Creditor to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Creditor; (i) prohibit any Consenting Creditor from taking any action that is not inconsistent with this Agreement or the Restructuring Transactions; (j) limit the ability of any Consenting Creditor to enforce the terms of the Existing Intercreditor Agreement (including exercising any rights or remedies available to the Consenting Creditors); or (k) require any Consenting Creditor to fund or commit to fund any additional amounts.

Section 6. Commitments of the Company Parties.

6.01. Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a) support, act in good faith, and take all reasonable actions necessary, or reasonably requested by the Required Consenting Creditors, to implement and consummate the Restructuring Transactions as contemplated by this Agreement and the Restructuring Term Sheet, including by (i) commencing solicitation of the Plan pursuant to the Disclosure Statement; and (ii) promptly commencing the Chapter 11 Cases and pursuing Confirmation in accordance with the applicable Milestones;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary to address any such impediment, including, timely filing a formal objection to any motion, application or other Proceeding filed with the Bankruptcy Court by any Person seeking the entry of an order (i) directing the appointment of an examiner with expanded powers or a trustee; (ii) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (iii) dismissing the

Chapter 11 Cases; (iv) approving an Alternative Restructuring Proposal; (v) for relief that (x) is inconsistent with this Agreement, or (y) would frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions; (vi) modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization; or (vii) challenging (x) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Creditors, or (y) the validity, enforceability or perfection of any lien or other encumbrance securing (or purporting to secure) any Company Claims/Interests of any of the Consenting Creditors;

(c) use commercially reasonable efforts to obtain any and all Permits, Consents, and/or any other third-party approvals that are necessary or advisable for the implementation or consummation of any part of the Restructuring Transactions;

(d) negotiate in good faith and use commercially reasonable efforts to execute, deliver, perform their obligations under, and consummate the transactions contemplated by, the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e) use commercially reasonable efforts to, prior to the Petition Date, seek additional support for the Restructuring Transactions from their other material stakeholders;

(f) promptly notify the Ad Hoc Group’s Advisors in writing (email being sufficient) (and in any event within one (1) Business Day after a obtaining knowledge thereof) of (i) the initiation, institution, or commencement of any proceeding by a Governmental Entity (or communications indicating that the same may be contemplated or threatened) involving any of the Company Parties (including any assets, Permits, businesses, operations, or activities of any of the Company Parties) or any of their respective current or former officers, employees, managers, directors, members, or equity holders (in their capacities as such), (ii) the initiation, institution, or commencement by any Person of any proceeding involving any of the Company Parties (or communications indicating that the same may be contemplated or threatened) that could result in or is likely to have a material impact in any manner on any of the Company Parties’ businesses (including any assets, Permits, businesses, operations, or activities of any of the Company Parties) or any of their respective current or former officers, employees, managers, directors, members, or equity holders (in their capacities as such), (iii) the initiation, institution, or commencement of any proceeding by a Governmental Entity or other Person challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain, or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby, (iv) any material breach by any of the Company Parties in any respect of any of their obligations, representations, warranties, or covenants set forth in this Agreement, (v) the happening or existence of any event that shall have made any of the conditions precedent to any Person’s obligations set forth in (or to be set forth in) any of the Definitive Documents, including the section of the Restructuring Term Sheet entitled “Conditions Precedent to the Effective Date”, and the Plan to the consummation of the Restructuring Transactions, incapable of being satisfied so as to permit consummation of the Restructuring Transactions prior to the Plan Outside Date (following the Petition Date), (vi) the occurrence of a Termination Event pursuant to Section 11, and/or (vii) the receipt of notice from any Governmental Entity or other Person alleging that the consent of such Person is or may be required under any Organizational Document, material contract, Permit, law, or otherwise in connection with the consummation of any part of the Restructuring Transactions;

(g) maintain the good standing and legal existence of each Company Party under the laws of the state or jurisdiction in which it is incorporated, organized, or formed, except to the extent that any failure to maintain such Company Party’s good standing arises solely as a result of the filing of the Chapter 11 Cases;

(h) continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a)–78(pp) throughout the Chapter 11 Cases and use commercially reasonable efforts to have its Existing Common Stock remain listed on the Nasdaq Global Select Market (“NASDAQ”) throughout the Chapter 11 Cases and have the New Common Stock listed on NASDAQ, the New York Stock Exchange, or another nationally recognized exchange, either by retaining or succeeding the Company’s existing NASDAQ listing or otherwise, subject to meeting applicable listing requirements as soon as practicable following the Plan Effective Date; provided that in the event that the Company is de-listed from NASDAQ during the pendency of the Chapter 11 Cases, the Debtors will use commercially reasonable efforts to qualify the Existing Common Stock for trading in the OTC Markets (formerly known as the Pink Sheets) or otherwise qualify the Existing Common Stock as “regularly traded” as defined in Treas. Reg. Section 1.897-9T(d) as soon as practicable following the Petition Date;

(i) if any Company Party receives an Alternative Restructuring Proposal, (i) promptly notify the Ad Hoc Group’s Advisors (no later than one (1) Business Day after the receipt of such Alternative Restructuring Proposal), with such notification to include the material terms thereof (but not the identity of the Person(s) involved); and (ii) respond promptly to reasonable information requests and questions from the Ad Hoc Group’s Advisors with respect to the impact of such Alternative Restructuring Proposal on the Restructuring Transactions and any action taken or proposed to be taken by the Company Parties in response thereto, but not to include the identity of the Person(s) involved;

(j) (i) provide the Ad Hoc Group Advisors an opportunity to review draft copies of all material motions or pleadings and First Day Pleadings, (ii) to the extent reasonably practicable, provide the Ad Hoc Group Advisors an opportunity to review draft copies of other documents that the company intends to file with the Bankruptcy Court; (iii) to the extent reasonably practicable, provide a reasonable opportunity to counsel to any Consenting Creditors materially affected by such filing to review draft copies of other documents that the Company Parties intend to file with the Bankruptcy Court, as applicable;

(k) (i) deliver drafts to the Ad Hoc Group Advisors of all Company Party press releases, public filings, public announcements, or other communications with any news media, or material mass communications that constitute disclosure of the existence or terms of this Agreement or any amendment thereto, the Chapter 11 Cases, the Restructuring Transactions to the general public (each, a “Public Disclosure”) as soon as reasonably practicable but no later than one (1) Business Day in advance of making any such Public Disclosure and (ii) consult the Ad Hoc Group Advisors in good faith on any input or comments from the Ad Hoc Group Advisors on each Public Disclosure, who shall be authorized to share such Public Disclosure with the steering committee of the Ad Hoc Group, and which Public Disclosure shall be reasonably acceptable to the Required Consenting Creditors;

(l) (i) conduct their businesses and operations in the ordinary course in a manner that is consistent with past practices and in compliance with Law; and (ii) use reasonable efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, vendors, customers, suppliers, and distributors) and employees; and

(m) from the Agreement Effective Period through and including the Plan Effective Date, promptly pay in full and in cash all Transaction Expenses when properly incurred and invoiced in accordance with the relevant engagement letters and/or fee arrangements, and continue to pay such amounts as they come due, and otherwise in accordance with the applicable engagement letters and/or fee arrangements of the Ad Hoc Group Advisors, (and not terminate such engagement letters and/or fee arrangements or seek to reject them in the Chapter 11 Cases); provided (i) that all accrued and unpaid

Transaction Expenses as of the Plan Effective Date including any reasonable estimate of such Transaction Expenses shall be paid by the Company Parties on or before the Plan Effective Date; and (ii) in the event a Termination Date (as defined herein) occurs with respect to the Company Parties, the Company Parties shall remain obligated to pay all Transaction Expenses of any non-breaching Party accrued and unpaid as of and up to such Termination Date.

6.02. Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not, without the prior written consent of the Required Consenting Creditors, directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in, this Agreement, the Plan or any of the other Definitive Documents;

(c) (i) execute, deliver, and/or File with the Bankruptcy Court any agreement, instrument, motion, pleading, order, form, or other document that is to be utilized to implement or effectuate, or that otherwise relates to, this Agreement, the Plan, and/or the Restructuring Transactions that, in whole or in part, is not consistent with this Agreement or otherwise in form and substance acceptable to the Company Parties and the Required Consenting Creditors pursuant to their consent rights set forth in Section 3.02, as applicable, or, if applicable, file any pleading with the Bankruptcy Court seeking authorization to accomplish or effect any of the foregoing; or (ii) waive, amend, or modify any of the Definitive Documents, or file with the Bankruptcy Court a pleading seeking to waive, amend, or modify any term or condition of any of the Definitive Documents, in either case, which waiver, amendment, modification, or filing contains any provision that is not consistent with this Agreement and the Restructuring Term Sheet, or otherwise acceptable to the Company Parties and the Required Consenting Creditors pursuant to their consent rights set forth in Section 3.02, as applicable;

(d) (i) file any motion in the Bankruptcy Court, seek discovery in connection with, prepare, or commence any proceeding or other action that challenges (1) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Creditors, or (2) the validity, enforceability, or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Creditors; (ii) otherwise seek to restrict any rights of any of the Consenting Creditors; or (iii) support any Person in connection with any of the acts described in clause (i) or clause (ii) of this Section 6.02(d);

(e) (i) redeem, make, or declare any dividends, distributions, or other payments on account of WW’s shares, (ii) enter into (x) any new key employee incentive plan or key employee retention plan or any new or amended agreement regarding executive compensation (if applicable) or (y) any material executory contract or lease, in each case unless in the ordinary course of business and consistent with past practice (to the extent past practice exists), (iii) engage in any merger, consolidation, material disposition, material acquisition, investment, incurrence of indebtedness or other similar transaction, in each case outside of the ordinary course of business and other than the Restructuring Transactions or (iv) take any action or inaction that would cause a change to the tax residence, tax classification or tax status of any Company Party other than in connection with the Restructuring Transactions;

(f) except as contemplated by this Agreement, enter into any contract with respect to debtor-in-possession financing, cash collateral usage, exit financing, and/or other financing arrangements without the advance written consent of the Required Consenting Creditors;

(g) except to the extent permitted by Section 7.02, seek, solicit, support, encourage, propose, assist, consent to, vote for, enter, or participate in any negotiations, discussions or any agreements with any Person regarding, pursue, or consummate, any Alternative Restructuring Proposal;

(h) commence the solicitation with respect to the Plan unless the Disclosure Statement and the Solicitation Materials shall be in form and substance consistent with this Agreement or otherwise satisfactory to the Company Parties and the Required Consenting Creditors;

(i) amend or change any of their respective existing organizational documents without the prior written consent of the Required Consenting Creditors;

(j) sell any assets (including, without limitation, any intellectual property) in a transaction or a series of transaction having a fair market value of $1,000,000.00 or greater without the prior written consent of the Required Consenting Creditors; or

(k) consummate the Restructuring Transactions unless each of the applicable conditions to the consummation of such transactions set forth in this Agreement, the Restructuring Term Sheet, the Plan, and the other applicable Definitive Documents has been satisfied or waived by the applicable Persons in accordance with the terms of this Agreement and the applicable Definitive Documents.

Section 7. Additional Provisions Regarding Company Parties’ Commitments.

7.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement; provided, that if (and on each occasion) a Company Party determines not to take any action or to refrain from taking any action with respect to the Restructuring Transactions in accordance with this Section 7.01, such Company Party shall provide written notice of such determination to the Ad Hoc Group’s Advisors within one (1) Business Day of such Company Party making such determination.

7.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) provide access to non-public information concerning any Company Party to any Entity that provides an unsolicited Alternative Restructuring Proposal and executes and delivers a Confidentiality Agreement acceptable to the Company Parties(b) respond to, facilitate inquires with respect to, and maintain and continue discussions or negotiations with respect to an unsolicited Alternative Restructuring Proposal received by any of the Company Parties if the board of directors, board of managers, or similar governing body of such Company Party determines in good faith after discussions with outside counsel that failure to take such action would be inconsistent with the fiduciary duties, if any, of the members of such board or governing body under applicable Law; and (c) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Creditor), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or unsolicited Alternative Restructuring Proposals. At all times prior to the date on which the Company Parties enter into a definitive agreement with respect to an Alternative Restructuring, upon reasonable request, within a reasonable time thereafter, the Company Parties shall provide the Ad Hoc Group’s Advisors with relevant information regarding (A) any discussions and/or negotiations relating to any such Alternative Restructuring and/or (B) any amendments, modifications, or other changes to, or any further developments of, any such Alternative Restructuring, in any such case as is necessary to keep such counsel substantially contemporaneously informed as to the status and substance of such discussions, negotiations, amendments, modifications, changes, and/or developments.

7.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8. Transfer of Interests and Securities.

8.01. During the Agreement Effective Period, except pursuant to the consummation of the Restructuring Transactions, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated party (solely to the extent that such Transfer would otherwise have the effect of such Claims/Interests no longer being subject to this Agreement) or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) the authorized transferee is either (1) a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act) or (2) a person other than a “U.S. person” (as defined in Rule 902(k) of Regulation S under the Securities Act) in an “offshore transaction” (as defined in Rule 902(h) of Regulation S under the Securities Act); and

(b) either (i) the transferee executes and delivers to counsel to the Company Parties and counsel to the Ad Hoc Group as soon as reasonably practicable after such Transfer is effective, a Joinder or (ii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Company Claims/Interests Transferred) to counsel to the Company Parties and counsel to the Ad Hoc Group, reasonably promptly following such Transfer.

8.02. Upon compliance with the requirements of Section 8.01, the transferee shall be deemed a Consenting Creditor, as applicable, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio. Any Consenting Creditor that effectuates a permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

8.03. This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims/Interests; provided, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties and counsel to the Ad Hoc Group); and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and counsel to the Ad Hoc Group within five (5) Business Days of such acquisition.

8.04. This Section 8.04 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05. Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Joinder in respect of such Company Claims/Interests and shall not be subject to the requirements in the proviso of Section 8.03 hereof if (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within fifteen (15) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee; and (c) the Transfer otherwise is a permitted Transfer under Section 8.01. To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Company Claims/Interests that such Consenting Creditor acting in its capacity as a Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Creditor (i) without the requirement that the transferee be a Permitted Transferee, and (ii) without such right, title, or interest in Company Claims/Interest being subject to Section 8.03 hereof. For the avoidance of doubt, if a Qualified Marketmaker acquires any Company Claims/Interests from a Consenting Creditor and is unable to transfer such Company Claims/Interests within the fifteen (15) Business Day-period referred to above, the Qualified Marketmaker shall comply with the requirements of Section 8.01(b) and be subject to Section 8.02 and Section 8.03 hereof with respect to such Company Claims/Interests. Notwithstanding the immediately preceding sentence, a Qualified Marketmaker may Transfer any right, title, or interest in any Company Claims/Interests that it acquires from a Consenting Creditor to another Qualified Marketmaker (the “Transferee Qualified Marketmaker”) without the requirement that the Transferee Qualified Marketmaker execute and deliver to each of counsel to the Company Parties and counsel to the Ad Hoc Group, a Joinder in respect of such Company Claims/Interests or be a Permitted Transferee, if such Transferee Qualified Marketmaker transfers the right, title or interest in such Company Claims/Interests within fifteen (15) business days of its acquisition from the Qualified Marketmaker to a transferee that (A) is a Consenting Creditor or Permitted Transferee at the time of such Transfer or (B) becomes a Consenting Creditor or Permitted Transferee by the date of settlement of such Transfer.

8.06. Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to (i) the transfer of any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Exchange Act) in any Company Claims/Interest to any affiliate of such Consenting Creditor (solely to the extent that such Claims/Interests would remain subject to this Agreement), and (ii) the grant of any liens or encumbrances on any Company Claims/Interests in favor of a bank or broker-dealer holding custody of such Company Claims/Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

8.07. In connection with any Transfer permitted by this Section 8, each of the transferor and the transferee shall deliver to the Company Parties such information and documentation as reasonably requested by such Company Parties in order to substantiate compliance with any applicable law, including, without limitation, all applicable securities laws.

Section 9. Representations and Warranties of Consenting Creditors. Each Consenting Creditor severally, and not jointly, represents and warrants that the following statements are true and correct, as of the date such Consenting Creditor executes and delivers this Agreement or a Joinder, as applicable:

(a) it (i) is the beneficial or record owner (which shall be deemed to include any unsettled trades) of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected on such Consenting Creditor’s signature page to this Agreement or a Joinder, as applicable (subject to any Transfer by such Consenting Creditor made after the Agreement Effective Date that is described in a notice delivered pursuant to Section 8.01) and (ii) having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected on such Consenting Creditor’s signature page to this Agreement or a Joinder, as applicable (subject to any Transfer to such Consenting Creditor made after the Agreement Effective Date that is described in a notice delivered pursuant to Section 8.01);

(b) it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests (or, with respect to Company Claims/Interests subject to an agreement to purchase which has not closed as of the date hereof, will have such power and authority upon closing);

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it has the full power to vote, approve changes to, and transfer all of its Claims and/or Interests referable to it as contemplated by this Agreement subject to applicable Law (or, with respect to Company Claims/Interests subject to an agreement to purchase which has not closed as of the date hereof, will have such power upon closing); and

(e) it is either (A) a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act) or (B) a person other than a “U.S. person” (as defined in Rule 902(k) of Regulation S under the Securities Act).

Section 10. Mutual Representations, Warranties, and Covenants. Each of the Parties, on a several and not joint basis, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement or a Joinder, as applicable:

(a) it is validly existing and in good standing under the Laws of the state or jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other Person for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of the transactions contemplated by this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its Organizational Documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement or any other Person that have not been disclosed to all Parties to this Agreement.

Section 11. Termination Events.

11.01. Consenting Creditor Termination Events. This Agreement may be terminated with respect to all Parties by the Required Consenting Creditors upon the delivery to each other Party of a written notice in accordance with Section 13.10 upon the occurrence of the following events:

(a) the breach by a Company Party of any of the representations, warranties, covenants, or other obligations or agreements of the Company Parties set forth in this Agreement that remains uncured (if susceptible to cure) for five (5) Business Days after the Required Consenting Creditors transmits a written notice to the Company Parties in accordance with Section 13.10 detailing any such breach;

(b) any of the Milestones is not achieved, except where such Milestone has been waived or extended by each of the applicable Parties; provided, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to the Required Consenting Creditors if the failure of such Milestone to be achieved is caused by, or results from, the material breach by the Consenting Creditors of their covenants, agreements, or other obligations under this Agreement;

(c) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) calendar days after such terminating Consenting Creditors transmit a written notice to the Company Parties in accordance with Section 13.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Consenting Creditors that directly or indirectly sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d) the happening or existence of any event that shall have made any of the conditions precedent to the consummation of the Restructuring Transactions as set forth in this Agreement, the Plan, or the section of the Restructuring Term Sheet entitled “Conditions Precedent to the Effective Date”, if applicable, incapable of being satisfied prior to the Plan Outside Date, except where such condition precedent has been waived by the applicable Parties; provided, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to any Consenting Creditors if the happening or existence of such event is directly or indirectly caused by, or results from, the breach by such Consenting Creditors of its covenants, agreements, or other obligations under this Agreement;

(e) any Company Party, without the consent of the Required Consenting Creditors (such consent not to be unreasonably withheld), (i) commences a voluntary case under the Bankruptcy Code other than the Chapter 11 Cases; (ii) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party or a material portion of the property or assets of any Company Party; (iii) seeks any arrangement, adjustment, protection, or relief of its debts other than the Chapter 11 Cases; or (iv) makes any general assignment for the benefit of its creditors;

(f) (i) the commencement of an involuntary case against any Company Party under the Bankruptcy Code that is not dismissed or withdrawn within (30) calendar days; or (ii) a court of competent jurisdiction enters a ruling, judgment, or order that appoints, or that authorizes or permits the taking of possession by, a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party, any Interests held by any Company Party, or a majority of the property or assets of any Company Party;

(g) without the prior written consent of the Required Consenting Creditors, any Company Party (i) publicly announces, or communicates in writing to any other Party, its intention not to support or pursue the Restructuring Transactions; (ii) provides notice to the Ad Hoc Group’s Advisors that it is exercising its rights pursuant to Section 7.01 and such exercise would reasonably be expected to prevent the consummation of the Restructuring Transactions; or (iii) publicly announces, or communicates in writing to any other Party, that it intends to enter into, or has entered into, definitive documentation with respect to, an Alternative Restructuring Proposal;

(h) the Plan Effective Date has not occurred by the Plan Outside Date (as such date may have been extended in accordance with the provisions of this Agreement); provided, however, that the right to terminate this Agreement under this Section 11.01(h) shall not be available to any Consenting Creditor if the failure of the Plan Effective Date to have occurred by the Plan Outside Date is directly or indirectly caused by, or results from, the breach by any Consenting Creditor of its covenants, agreements or other obligations under this Agreement;

(i) the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for ten (10) Business Days after entry of such order;

(j) the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Restructuring Term Sheet;

(k) if applicable, the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order, (A) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (B) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (C) dismissing any of the Chapter 11 Cases, (D) approving an Alternative Restructuring Proposal, or (E) rejecting this Agreement;

(l) the Bankruptcy Court enters an order terminating any Company Party’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(m) without the prior written consent of the Required Consenting Creditors, any Debtor (A) withdraws the Plan; (B) publicly announces, or communicates in writing to any other Party, its intention to withdraw the Plan or not support the Plan; (C) moves to voluntarily dismiss any of the Chapter 11 Cases; or (D) moves for court authority to sell any material asset or assets without the written consent of the Required Consenting Creditors;

(n) any of the Company Parties (A) files any motion seeking to avoid, disallow, subordinate, or recharacterize any Company Claims/Interests, lien, or interest held by any Consenting Creditor in any capacity; or (B) shall have supported any application, adversary proceeding, or cause of action referred to in the immediately preceding subsection (A) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action;

(o) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing or limiting, as applicable, any of the First Lien Claims, or any of the encumbrances that secure the First Lien Claims;

(p) except as set forth in the Restructuring Term Sheet, any Debtor obtains debtor-in-possession financing, cash collateral usage, exit financing and/or other financing arrangement that is in an amount, on terms and conditions, or otherwise in form and substance, that is/are not acceptable to the Required Consenting Creditors;

(q) any Company Party’s use of cash collateral or debtor in possession financing has been validly terminated in accordance with the respective terms thereof; or

(r) after entry by the Bankruptcy Court of any Cash Collateral Order (including any adequate protection order), Disclosure Statement Order, or Confirmation Order, as applicable, such order is reversed, stayed, dismissed, vacated, reconsidered, modified or amended, in each case, in a manner materially inconsistent with this Agreement and such reversal, stay, dismissal, vacatur, reconsideration, modification or amendment is not approved by the Required Consenting Creditors and stays in effect for a period of twenty (20) calendar days.

11.02. Company Party Termination Events as to all Parties. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.10 upon the occurrence of any of the following events (unless waived in writing by the Company Parties):

(a) the breach in any material respect by the Consenting Creditors of any of the representations, warranties, covenants or other obligations or agreements of the Consenting Creditors set forth in this Agreement, such that the non-breaching Consenting Creditors own or control less than 66.67% in aggregate principal amount of all outstanding First Lien Claims, and such breach remains uncured (if susceptible to cure) for five (5) Business Days after the Company Parties transmit a written notice to the breaching Consenting Creditors in accordance with Section 13.10 detailing any such breach;

(b) the board of directors, board of managers, or such similar governing body of any Company Party determines in accordance with Section 7.01 and/or 7.02 hereof (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law, or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal; or

(c) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) days after such terminating Company Party transmits a written notice in accordance with Section 13.10 detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement.

11.03. Company Party Termination Events as to Any Particular Consenting Creditors. Any Company Party may terminate this Agreement with respect to any particular Consenting Creditor upon the occurrence of a material breach by such Consenting Creditor of any of the representations, warranties or covenants with respect to such Consenting Creditor set forth in this Agreement that (if susceptible to cure) remains uncured for a period of five (5) Business Days after receipt of notice in accordance with Section 13.10.

11.04. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement between the Company Parties and the Required Consenting Creditors.

11.05. Automatic Termination. This Agreement shall terminate with respect to all Parties automatically without any further required action or notice immediately after the occurrence of the Effective Date.

11.06. Effect of Termination. Upon the occurrence of the Termination Date as to any Party, this Agreement shall be of no further force and effect with respect to such Party and such Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action; provided, however, that in no event shall any such termination relieve any Party from (i) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date or (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Upon the occurrence of the Termination Date (other than a termination pursuant to Section 11.03), and, if applicable, prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Parties before the Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions, this Agreement or otherwise. If this Agreement is terminated in accordance with this Section 11 (other than a termination pursuant to Section 11.03), each Consenting Creditor shall have an opportunity to change or withdraw (or cause to change or withdraw) its vote to accept the Plan (regardless of whether any deadline for votes or consents, or for withdrawal thereof, set forth in the Disclosure Statement has passed) and no Company Party shall oppose any attempt by such Consenting Creditor to change or withdraw (or cause to change or withdraw) such vote at such time; provided, that any such Consenting Creditor that intends to change or withdraw its vote has not breached and is not otherwise in violation of the terms of this Agreement. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Creditor. No purported termination of this Agreement shall be effective under this Section 11.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 11.02(b). Nothing in this Section 11.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(b).

Section 12. Amendments and Waivers.

12.01. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing (email being sufficient) signed: (i) in the case of a waiver, by the Party against whom the waiver is to be effective (it being understood that the Required Consenting Creditors may waive any conditions to the obligations of the Consenting Creditors under this Agreement), and (ii) in the case of a modification, amendment, or supplement, by the Company Parties and the Required Consenting Creditors; provided, that any modification, amendment, or supplement to (1) this Section 12.01(b) shall require the consent of all Parties, (2) the definition of Required Consenting Creditor will require the consent of each affected Consenting Creditor, and (3) Section 5(k) shall require the consent of each Consenting Creditor; provided further that (x) any proposed modification, amendment, supplement or waiver that has a material, adverse and disproportionate effect on the First Lien Claims held by a Consenting Creditor shall require the consent of each such affected Consenting Creditor and (y) to the extent such an affected Consenting Creditor does not consent to the modification , amendment supplement or waiver, then such Consenting Creditor shall have the ability to terminate this Agreement as to themselves only.

(c) In determining whether any consent or approval has been given by the applicable Required Consenting Creditor, any Company Claims/Interests held by any then-existing Consenting Creditor that is in material breach of its covenants, obligations, or representations under this Agreement shall be excluded from such determination, and the Company Claims/Interests, as applicable, held by such Consenting Creditor shall be treated as if they were not outstanding.

(d) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(e) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13. Miscellaneous

13.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a chapter 11 plan for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

13.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

13.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

13.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

13.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the U.S. District Court for the Southern District of New York located in the borough of Manhattan, New York or the state courts located in the borough of Manhattan, New York, and each Party (i) irrevocably submits to the exclusive jurisdiction of such courts; (ii) waives any objection to laying venue in any such action or proceeding in such courts; and (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party hereto. Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the borough of Manhattan, New York, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement, and each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

13.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

13.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

13.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, except that each No Recourse Party (as defined in Section 13.24) shall be a third party beneficiary of Section 13.24, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person.

13.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail (including electronic mail between counsel to the applicable parties), courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

WW International, Inc.

675 Avenue of the Americas, 6th Floor

New York, NY 10010

Attention: Ms. Jacqueline Cooke, Chief Legal and Administrative Officer & Secretary

E-mail address: jacquie.cooke@ww.com

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Elisha Graff; Kenneth Wallach; Marisa Stavenas; Moshe A. Fink, and Zachary Weiner

E-mail address: egraff@stblaw.com; kwallach@stblaw.com; mstavenas@stblaw.com;

moshe.fink@stblaw.com; and zachary.weiner@stblaw.com

(b) if to a member of the Ad Hoc Group, to the address or e-mail address set forth on such member’s signature page to this Agreement (or on the signature page to a Joinder in the case of any member of the Ad Hoc Group that becomes a party hereto after the Agreement Effective Date), with copies to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: Scott J. Greenberg; Matthew Williams; Jason Goldstein; Tommy Scheffer

E-mail address: sgreenberg@gibsondunn.com; mjwilliams@gibsondunn.com;

jgoldstein@gibsondunn.com; tscheffer@gibsondunn.com

Any notice given by delivery, mail, or courier shall be effective when received, and any notice delivered or given by electronic mail shall be effective when sent.

13.11. Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, and financial and other conditions, and prospects of the Company Parties.

13.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

13.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

13.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

13.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.18. Capacities of Consenting Creditors. Each Consenting Creditor has entered into this Agreement on account of all Company Claims/Interests that it holds (directly or indirectly through its controlled affiliates, funds, sub-funds, and/or discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

13.19. Email Consents. Where a written consent, acceptance, approval, notice, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 6.02, Section 12, or otherwise, including a written approval by the Company Parties or the Required Consenting Creditors, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the applicable Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.20. Transaction Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated and, in each case, if applicable, subject to the terms of the applicable engagement letter or fee reimbursement letter or applicable terms of the First Lien Credit Agreement, the Company Parties hereby agree, on a joint and several basis, to pay in cash the Transaction Expenses as follows: (i) all accrued and unpaid Transaction Expenses incurred up to (and including) the Agreement Effective Date for which an invoice has been received by the Company Parties two (2) calendar days before the Agreement Effective Date shall be paid in full in cash within two (2) Business Days upon the occurrence of the Agreement Effective Date; (ii) after the Agreement Effective Date (to the extent permitted by order of the Bankruptcy Court) all accrued and unpaid Transaction Expenses shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within five (5) Business Days) following receipt of summary invoices; (iii) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the Termination Date shall be paid in full in cash promptly (but in any event within five (5) Business Days) following receipt of summary invoices; and (iv) on the Effective Date, all accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date, shall be paid in full in cash on the Effective Date, provided the Company Parties receive summary invoices by two (2) Business Days prior to such date, in each case and to the extent applicable, without any requirement for Bankruptcy Court review or further Bankruptcy Court order. To the extent applicable, the Plan and any Cash Collateral Order shall contain appropriate provisions to give effect to the obligations under this Section 13.20. For the avoidance of doubt, with respect to invoices for Transaction Expenses submitted to the Company Parties by counsel to the Ad Hoc Group, such invoices pursuant to this Section 13.20(a) shall be in summary format.

(b) The terms set forth in this Section 13.20 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Company Parties hereby acknowledge and agree that the Consenting Creditors have expended, and will continue to expend, considerable time, effort, and expense in connection with this Agreement and the negotiation of the Restructuring Transactions, and that this Agreement provides substantial value to, is beneficial to the Company Parties, and that the Consenting Creditors have made a substantial contribution to the Company Parties and the Restructuring Transactions.

13.21. Relationship Among Parties. It is understood and agreed that no Consenting Creditor owes any duty of trust or confidence of any kind or form to any other Party as a result of entering into this Agreement, and there are no commitments among or between the Consenting Creditors, in each case except as expressly set forth in this Agreement. In this regard, it is understood and agreed that any Consenting Creditor may trade in Company Claims/Interests without the consent of any other Party, subject to applicable securities laws and the terms of this Agreement, including Section 8; provided, however, that no Consenting Creditor shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Creditor shall, nor shall any action taken by a Consenting Creditor pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Creditor with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Creditors are in any way acting in concert or as a group. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently by each Party hereto. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by or on behalf of any Consenting Noteholder that is a separately managed account of an investment manager signatory hereto (the “Manager”) are being made only with respect to the assets managed by such Manager on behalf of such Consenting Noteholder, and shall not apply to (or be deemed to be made in relation to) any assets or interests that may be beneficially owned by such Consenting Noteholder that are not held through accounts managed by such Manager.

13.22. Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the terms, provisions, agreements, and obligations of the Parties in Section 13 (other than Section 13.03), and any defined terms used in any of the foregoing Sections (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof. Notwithstanding the termination of this Agreement in accordance with Section 11.06, the Company Parties will comply with their obligations (or the obligations of their successors in interest) to pay the Transaction Expenses set forth in Section 13.20.

13.23. Publicity. Except as required by Law, no Party or its advisors shall (a) other than as necessary during live court proceedings and in filings in connection with the Chapter 11 Cases, use the name of any Consenting Creditor in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions, or any of the Definitive Documents, or (b) disclose to any Person, other than advisors to the Company Parties, the principal amount or percentage of any Company Claims/Interests held by any Consenting Creditor without such Consenting Creditor’s prior written consent

(it being understood and agreed that each Consenting Creditor’s signature page to this Agreement shall be redacted to remove the name of such Consenting Creditor and the amount and/or percentage of Company Claims/Interests held by such Consenting Creditor); provided, however, that (i) if such disclosure is required by Law, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by the Consenting Creditors of the same class, collectively (and the Consenting Creditors and their advisors shall provide such aggregate number to the Company Parties and their advisors promptly upon reasonable request and upon the Agreement Effective Date). Notwithstanding the provisions in this Section 13.23, (x) any Party may disclose the identities of the other Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, (y) any Party may disclose, to the extent expressly consented to in writing by a Consenting Creditor such Consenting Creditor’s identity and individual holdings, and (z) to the extent the Company Parties, acting reasonably and in good faith, determine that disclosure of the Consenting Creditors’ names is necessary to preserve relationships with customers, suppliers, employees, and licensing or regulatory bodies, the Company Parties may disclose the name of any Consenting Creditor that was previously disclosed in any of the Company Parties’ press releases, other public statements, or other public disclosures or contained in the Company Parties communications materials as provided to and approved by counsel to the Ad Hoc Group.

13.24. No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a Party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.

13.25. Computation of Time. Bankruptcy Rule 9006(a) applies in computing any period prescribed or allowed herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Signature Pages Follow]

Company Parties’ Signature Page to

the Restructuring Support Agreement

WW International, Inc.

By:	/s/ Felicia DellaFortuna
Name:	Felicia DellaFortuna
Title:	Chief Financial Officer

WW North America Holdings, LLC
WW Canada Holdco, Inc.
WW.com, LLC
W Holdco, Inc.
WW Health Solutions, Inc.
Weekend Health, Inc.
WW NewCo, Inc.

By:	/s/ Felicia DellaFortuna
Name:	Felicia DellaFortuna
Title:	Authorized Signatory

Consenting Creditor Signature Page to

the Restructuring Support Agreement

[CONSENTING CREDITORS’ SIGNATURE PAGES ON FILE WITH THE COMPANY]

EXHIBIT A

Company Parties

WW International, Inc.

WW North America Holdings, LLC

WW Canada Holdco, Inc.

WW.com, LLC

W Holdco, Inc.

WW Health Solutions, Inc.

Weekend Health, Inc.

WW NewCo, Inc.

EXHIBIT B

Restructuring Term Sheet

WW INTERNATIONAL, INC.

RESTRUCTURING TERM SHEET1

May 6, 2025

THIS RESTRUCTURING TERM SHEET (TOGETHER WITH ALL ANNEXES, SCHEDULES, AND EXHIBITS HERETO, THIS “RESTRUCTURING TERM SHEET”) DESCRIBES THE PRINCIPAL TERMS AND CONDITIONS OF A RESTRUCTURING TRANSACTION FOR WW INTERNATIONAL, INC. (“WW”) AND CERTAIN OF ITS AFFILIATES SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE RESTRUCTURING SUPPORT AGREEMENT (TOGETHER WITH THE EXHIBITS AND SCHEDULES ATTACHED TO SUCH AGREEMENT, INCLUDING THIS RESTRUCTURING TERM SHEET, EACH AS MAY BE AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE “RESTRUCTURING SUPPORT AGREEMENT”).

THIS RESTRUCTURING TERM SHEET IS NOT (NOR SHALL IT BE CONSTRUED AS) AN OFFER, ACCEPTANCE OR SOLICITATION WITH RESPECT TO ANY SECURITIES, LOANS OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE, OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER, ACCEPTANCE OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE TO THE EXTENT APPLICABLE.

THIS RESTRUCTURING TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS CONSISTENT WITH THE TERMS SET FORTH HEREIN AND THE RESTRUCTURING SUPPORT AGREEMENT, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS. THIS RESTRUCTURING TERM SHEET HAS BEEN PRODUCED FOR SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL STATUTES, RULES AND LAWS. NOTHING IN THIS RESTRUCTURING TERM SHEET SHALL CONSTITUTE OR BE DEEMED OR CONSTRUED AS AN ADMISSION OF FACT OR LIABILITY OF ANY KIND, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE AND WITH FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS, AND DEFENSES OF EACH PARTY HERETO.

UNTIL PUBLICLY DISCLOSED UPON THE PRIOR WRITTEN AGREEMENT OF THE COMPANY PARTIES AND THE REQUIRED CONSENTING CREDITORS, THIS RESTRUCTURING TERM SHEET SHALL REMAIN STRICTLY CONFIDENTIAL AND MAY NOT BE SHARED WITH ANY OTHER PARTY OR PERSON WITHOUT THE CONSENT OF THE COMPANY PARTIES AND THE REQUIRED CONSENTING CREDITORS; PROVIDED THAT, FOR THE AVOIDANCE OF DOUBT

[1]	Capitalized terms used but not defined in this Restructuring Term Sheet have the meanings given to such terms in Exhibit 1 hereto or the Restructuring Support Agreement, as applicable.

THIS RESTRUCTURING TERM SHEET MAY BE SHARED WITH MEMBERS OF THE AD HOC GROUP AND OTHER HOLDERS OF FIRST LIEN CLAIMS WHO ARE NOT YET CONSENTING CREDITORS BUT ARE CONTEMPLATING BECOMING PARTY TO THE RESTRUCTURING SUPPORT AGREEMENT AND WHO HAVE SIGNED A CONFIDENTIALITY AGREEMENT WITH THE COMPANY PARTIES.

THE REGULATORY, TAX, ACCOUNTING, AND OTHER LEGAL AND FINANCIAL MATTERS AND EFFECTS RELATED TO THE TRANSACTIONS OR ANY RELATED RESTRUCTURING OR SIMILAR TRANSACTION HAVE NOT BEEN FULLY EVALUATED AND ANY SUCH EVALUATION MAY AFFECT THE TERMS AND STRUCTURE OF ANY TRANSACTIONS OR RELATED TRANSACTIONS.

GENERAL PROVISIONS

Company Parties	A list of the Company Parties is attached to the Restructuring Support Agreement as Exhibit A.

Debtors	The Company Parties that commence Chapter 11 Cases, which shall include some or all of the parties set forth in Exhibit A to the Restructuring Support Agreement. The Company Parties, with the consent of the Required Consenting Creditors, will make a final determination regarding which Company Parties shall be Debtors in advance of commencement of solicitation of votes on the Plan.

Implementation

The Restructuring Transactions shall be implemented in accordance with a “straddle” prepackaged plan of reorganization (the “Plan”), which shall be consistent with the terms of this Restructuring Term Sheet and the Restructuring Support Agreement, and subject to the consent rights set forth in Section 3.02 of the Restructuring Support Agreement.

On the effective date of the Plan (the “Plan Effective Date”), each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described in this Restructuring Term Sheet in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest. The Plan will constitute a separate chapter 11 plan of reorganization for each Debtor.

Use of Cash Collateral

Subject to the Existing Intercreditor Agreement, the Consenting Creditors, shall consent (and the Consenting First Lien Credit Agreement Lenders shall instruct the First Lien Credit Agreement Agent to consent) to the use of Cash Collateral on terms and conditions acceptable to the Required Consenting Creditors.

The terms of the use of Cash Collateral shall be governed by the interim and final orders entered by the Bankruptcy Court, in each case in form and substance acceptable to the Company Parties and the Required Consenting Creditors (the “Cash Collateral Orders”).

Current Capital Structure

First Lien Claims:

Revolving Credit Facility: consisting of the $175,000,000 revolving credit facility under the First Lien Credit Agreement with WW as borrower and guaranteed by certain subsidiaries of WW, which is comprised of $171.3 million of revolving loans and $3.7 million of undrawn letters of credit (plus accrued and unpaid interest, premiums, fees, costs, and other amounts that may be due and payable in respect of the Revolving Credit Facility under the First Lien Credit Agreement) (the “Revolving Credit Facility”).

Term Loan Credit Facility: consisting of the $945,000,000 term loan credit facility under the First Lien Credit Agreement with WW as borrower and guaranteed by certain subsidiaries of WW (plus accrued and unpaid interest, premiums, fees, costs, and other amounts that may be due and payable in respect of the Term Loan Credit Facility under the First Lien Credit Agreement) (the “Term Loan Credit Facility”).

GENERAL PROVISIONS

Senior Secured Notes: consisting of $500,000,000 aggregate principal amount of 4.500% senior secured notes due 2029 (plus accrued and unpaid interest, premiums, fees, costs, and other amounts that may be due and payable under the Senior Secured Notes Indenture) issued by WW, and guaranteed by certain subsidiaries of WW, pursuant to the Senior Secured Notes Indenture.

Equity Interests

Common Stock: consisting of all issued and outstanding shares of common stock, no par value, issued by WW, plus any restricted stock units, performance stock units or options (but not including any out-of-the-money options, which shall be deemed cancelled, together, the “Existing Equity Awards”) issued by WW pursuant to a prepetition employee incentive or other similar plan, which Existing Equity Awards shall be deemed fully vested (at target level with respect to performance stock units) and shall settle on the Plan Effective Date (the “Existing Common Stock”).

Takeback Debt and New Common Equity

On the Plan Effective Date: Each holder of a First Lien Claim shall receive its pro rata share of (a) the Takeback Debt and (b) 91% of the shares of common stock of Reorganized WW (the “New Common Equity”), subject to dilution by the Management Incentive Plan.

The terms of the Takeback Debt shall be consistent in all material respects with the terms and conditions set forth in the Takeback Debt Term Sheet attached hereto as Exhibit 2 (the “Takeback Debt Term Sheet”).

Each Holder of a First Lien Claim may elect, through the required procedures outlined in the Disclosure Statement and other Definitive Documents, to receive Takeback Debt in either the form of New Notes or New Term Loans, regardless of whether such Holder’s First Lien Claims are First Lien Credit Facility Claims or Senior Secured Notes Claims (a “New Takeback Debt Election”); provided that any holder of First Lien Claims that elects to receive New Notes must certify to the reasonable satisfaction of the Debtors that it is: (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (ii) (A) a person other than a “U.S. person” (as defined in Rule 902(k) of Regulation S under the Securities Act) that is acquiring the New Notes in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act and not participating on behalf of or on account of a U.S. person and (B) a qualified investor as defined in Regulation (EU) 2017/1129 and as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “New Notes Certification”).

All Holders of First Lien Claims that do not validly make a New Takeback Debt Election (including, by providing properly completed and duly executed election forms or information forms and making proper submissions to DTC (including the New Notes Certification for Holders electing to receive New Notes), as applicable), by the applicable deadlines in the Definitive Documents, shall, subject to the distribution procedures set forth in the Plan, receive New Term Loans in respect of their First Lien Claims. Holders may not make a partial New Takeback Debt Elections.[2]

[2]	Individual sub-funds managed by common parent shall be permitted to make individual elections.

GENERAL PROVISIONS

Reorganized WW shall use commercially reasonable efforts to obtain ratings from S&P and Moody’s on the New Term Loans and New Notes within 30 days of the Plan Effective Date.

On the Plan Effective Date, the Existing Common Stock of the Debtors shall be cancelled and Reorganized WW shall issue the New Common Equity in accordance with the Plan, the Restructuring Support Agreement and this Restructuring Term Sheet.

During the pendency of the Chapter 11 Cases, Reorganized WW shall (i) continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a)–78(pp) throughout the Chapter 11 Cases and use best efforts to comply with all public and periodic reporting requirements under Section 13 and Section 15(d) of the Securities Act, and (ii)(x) use commercially reasonable efforts to have its Existing Common Stock remain listed on the Nasdaq Global Select Market (“NASDAQ”) throughout the Chapter 11 Cases and (y) have the New Common Equity listed on NASDAQ, the New York Stock Exchange, or another nationally recognized exchange, either by retaining or succeeding the Company’s existing NASDAQ listing or otherwise, subject to meeting applicable listing requirements as soon as commercially reasonably practicable following the Plan Effective Date; provided that in the event that the Company is de-listed or suspended from NASDAQ during the pendency of the Chapter 11 Cases, the Debtors shall use commercially reasonable efforts to qualify the Existing Common Stock for trading (A) in the Pink Current Market (formerly known as the Pink Sheets) with the OTC Markets Group (the “OTC Markets”), until July 1, 2025, and (1) after the Pink Current Market ceases to exist on July 1, 2025, in the OTCID Basic Market with the OTC Markets, or (2) in the Pink Limited Market, if the Company does not meet the OTCID Rules requirements to be eligible for the OTCID Basic Market, or otherwise qualify the Existing Common Stock as “regularly traded” as defined in Treas. Reg. Section 1.897-9T(d) as soon as practicable following the Petition Date.

Definitive Documents

This Restructuring Term Sheet does not set forth all of the terms of the Restructuring Transactions, and any definitive or binding agreement shall be subject to the Definitive Documents, which Definitive Documents (including but not limited to any New Organizational Documents) shall be consistent in all respects with the terms of this Restructuring Term Sheet and the Restructuring Support Agreement and subject to the consent and modification rights set forth therein.

Any documents contemplated by this Restructuring Term Sheet, including any Definitive Documents, that remain the subject of negotiation as of the Agreement Effective Date shall be subject to the rights and obligations set forth in Section 3 of the Restructuring Support Agreement. Failure to reference such rights and obligations as it relates to any document referenced in this Restructuring Term Sheet shall not impair such rights and obligations.

TREATMENT OF CLAIMS AND INTERESTS
Class No. and Type of Claim	Treatment	Impairment/ Voting

Unclassified Non-Voting Claims

N/A Administrative Claims	On the Plan Effective Date, each holder of an Allowed Administrative Claim shall receive treatment in a manner consistent with section 1129(a)(2) of the Bankruptcy Code.	N/A

N/A Priority Tax Claims	On the Plan Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

Classified Claims and Interests of the Debtors

Class 1 Other Secured Claims	On the Plan Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the Debtors’ option and with the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned or delayed), in full and final satisfaction of such Allowed Other Secured Claim, either (i) payment in full in Cash, (ii) delivery of the collateral securing its Allowed Other Secured Claim, (iii) Reinstatement of its Allowed Other Secured Claim, or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired; Deemed to Accept.

Class 2 Other Priority Claims	On the Plan Effective Date, each holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	Unimpaired; Deemed to Accept.

Class 3 First Lien Claims	On the Plan Effective Date, the First Lien Claims will be released and extinguished and each holder of an Allowed First Lien Claim shall receive in full and final satisfaction of such Allowed First Lien Claim its pro rata share of (a) the Takeback Debt (subject to each Holder’s New Takeback Debt Election) and (b) subject to the proviso in the next sentence, 91% of the New Common Equity, subject to dilution by the Management Incentive Plan. Under the Bankruptcy Code, the Holders of First Lien Claims are entitled to 100% of the New Common Equity, but the Holders of the First Lien Claims, by entering into this Agreement, have agreed to voluntarily reallocate 9% of the New Common Equity (pre-dilution from the Management Incentive Plan) to Holders of Existing Common Stock (the “Initial Reallocation”); provided that, if any of the Milestones set forth herein have not been met (other than as a result of a breach of this	Impaired; Entitled to Vote.

Agreement by the Consenting Creditors), the 9% of New Common Equity voluntarily reallocated to the Holders of the Existing Common Stock shall be automatically forfeited to the Holders of First Lien Claims, who shall then receive 100% of the New Common Equity (pre-dilution from the Management Incentive Plan) on a pro rata basis on the Plan Effective Date (the “Subsequent Reallocation”).

Class 4 General Unsecured Claims	On the Plan Effective Date, each holder of an Allowed General Unsecured Claim shall receive in the Debtors’ discretion, subject to the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned or delayed), either: (i) Reinstatement of such Allowed General Unsecured Claim; or (ii) payment in full in Cash on (a) the Plan Effective Date, or (b) in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim, unless otherwise agreed to by the Debtors and such holder.	Unimpaired; Deemed to Accept.

Class 5 Intercompany Claims	On the Plan Effective Date, Intercompany Claims shall, at the option of Reorganized WW with the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned or delayed), either be: (i) Reinstated or (ii) distributed, contributed, set off, cancelled, and released without any cash distribution on account of such Claims, or otherwise addressed at the option of Reorganized WW.	Unimpaired; Deemed to Accept / Impaired; Deemed to Reject.

Class 6 Intercompany Interests	On the Plan Effective Date, Intercompany Interests shall, at the option of Reorganized WW with the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned or delayed), either: (i) be Reinstated; or (ii) be cancelled and released without any distribution on account of such Interests.	Unimpaired; Deemed to Accept / Impaired; Deemed to Reject.

Class 7 Existing Common Stock	On the Plan Effective Date, all Existing Common Stock will be cancelled, released, and extinguished and will be of no further force and effect and the holders of Existing Common Stock shall be voluntarily allocated 9% of the New Common Equity on a pro rata basis (pre-dilution from the Management Incentive Plan), from New Common Equity that the Holders of the First Lien Claims are otherwise be entitled to under the Bankruptcy Code pursuant to the Initial Reallocation; provided that, if any of the Milestones set forth herein have not been met (other than as a result of the breach of this Agreement by the Consenting Creditors), the 9% of New Common Equity voluntarily reallocated to the Holders of the Existing Common Stock shall be automatically forfeited to the Holders of First Lien Claims, who shall then receive 100% of the New Common Equity (pre-dilution from the Management Incentive Plan) on a pro rata basis on the Plan Effective Date pursuant to the Subsequent Reallocation.	Impaired; Deemed to Reject.

MILESTONES

The Company Parties shall implement the Restructuring Transactions in accordance with the following milestones (the “Milestones”), each of which may be extended or waived only with the written consent (email to counsel shall suffice) of the Company Parties and the Required Consenting Creditors.

1.  No later than the Agreement Effective Date, the Company Parties shall commence solicitation of the Restructuring Transactions by commencing the Plan Solicitation.

2.  No later than the first business day following the Agreement Effective Date, the Debtors shall have commenced the Chapter 11 Cases;

3.  On the Petition Date, the Debtors shall have Filed the Plan, the Disclosure Statement and the Disclosure Statement Motion;

4.  No later than 3 Business Days after the Petition Date, the Bankruptcy Court shall have entered the (A) interim Cash Collateral Order and (B) order approving the Disclosure Statement (solely with respect to (i) scheduling a combined disclosure statement and confirmation hearing and (ii) approving solicitation procedures);

5.  No later than 30 days after the Petition Date, the Bankruptcy Court shall have entered the final Cash Collateral Order (which may be the Confirmation Order).

6.  No later than 42 days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order; and

7.  No later than 7 days after entry of the Confirmation Order, the Restructuring Transactions shall have been implemented and the Plan Effective Date shall have occurred (the “Plan Outside Date”); provided, that the Plan Effective Date shall not occur unless the Conditions Precedent to the Plan Effective Date have been satisfied or waived by the applicable Parties.

GENERAL PROVISIONS REGARDING THE PLAN
Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Definitive Documents, the Plan, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, includding any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services that employees of the Debtors have performed prior to the Plan Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (iii) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.

Survival of Indemnification Provisions and D&O Insurance

All indemnification provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Plan Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties, as applicable, than the indemnification provisions in place prior to the Plan Effective Date. All such indemnifications obligations will be treated as executory contracts and assumed by the Debtors under the Plan and will continue as obligations of the Reorganized Debtors.

In addition, after the Plan Effective Date, the Company Parties will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Company Parties who served in such capacity at any time prior to the Plan Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Plan Effective Date.

Retained Causes of Action	The Reorganized Debtors shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released by the Debtors pursuant to the release and exculpation provisions outlined in this Restructuring Term Sheet.

Assumption of Executory Contracts and Unexpired Leases	The Plan shall provide that, unless otherwise provided in the Plan or by an order of the Bankruptcy Court, as of and subject to the occurrence of the Plan Effective Date, the payment of any applicable cure amount, all executory contracts and unexpired leases shall be assumed.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

SEC Registration

All shares of New Common Equity issued and distributed pursuant to the Plan will be issued and distributed without registration under the Securities Act or any similar federal, state, or local law in reliance upon (i) an exemption from such registration requirements under section 1145 of the Bankruptcy Code; (ii) an exemption from such registration requirements under section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder); (iii) an exemption from such registration requirements in compliance with Regulation S under the Securities Act; or (iv) such other exemption as may be available from any applicable registration requirements.

All New Notes issued or distributed pursuant to the Plan will be issued and distributed without registration under the Securities Act or any similar federal, state, or local law in reliance upon (i) an exemption from such registration requirements under section 4(a)(2) of the Securities Act; (ii) an exemption from such registration requirements in compliance with Regulation S under the Securities Act; or (iii) such other exemptions as may be available from any applicable registration requirements.

Management Incentive Plan	The New Board shall, following the Plan Effective Date, adopt a new management incentive plan for current and future employees (the “Management Incentive Plan”), which shall provide for equity and/or equity-based awards (“Awards”), reserving 10% of the New Common Equity, with the form of the Awards (i.e., options, restricted stock or units, appreciation rights, etc.), the participants in the Management Incentive Plan, the allocations of the Awards to such participants (including the amount of allocations and the timing of the grant of the Awards), the terms and conditions of the Awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) to be determined by the Chief Executive Officer, subject to the approval of the New Board.

Releases & Exculpation	The Plan and the Confirmation Order shall contain exculpation provisions and releases set forth in Exhibit 3 attached hereto (the “Plan Release”).

Governance

On the Plan Effective Date, the New Board shall be appointed. The composition of the New Board shall be determined by the Required Consenting Creditors in consultation with the Chief Executive Officer and shall include the Chief Executive Officer. The Required Consenting Creditors will consider in good faith any of the Company’s existing directors that may wish to serve on the New Board.

The New Organizational Documents, including charters, bylaws, operating agreements, or other organization documents, as applicable, shall be consistent with the Restructuring Support Agreement, this Restructuring Term Sheet, and, to the extent applicable, section 1123(a)(6) of the Bankruptcy Code.

The identity of the New Board shall be set forth in the Plan Supplement to the extent known at the time of Filing of the Plan Supplement.

Conditions Precedent to the Plan Effective Date

The following shall be conditions to the Plan Effective Date (the “Conditions Precedent to the Plan Effective Date”):

(i)  the Restructuring Support Agreement shall have not been terminated and shall remain in full force and effect;

(ii)  there shall not have been instituted or be pending any action, proceeding, application, claim, counterclaim, or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim, or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory, or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Restructuring Transactions that, in the reasonable judgment of the Company Parties and the Required Consenting Creditors, would prohibit, prevent, or restrict Consummation of the Restructuring Transactions;

(iii)   each document or agreement constituting the applicable Definitive Documents shall have been executed and/or effectuated, shall be in form and substance consistent with the Restructuring Support Agreement and otherwise acceptable to the Required Consenting Creditors and the Company Parties, and any conditions precedent related thereto or contained therein, shall have been satisfied prior to or contemporaneously with the occurrence of the Plan Effective Date or otherwise waived;

(iv) the Company Parties shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated;

(v)   the New Common Equity to be issued and/or delivered on the Plan Effective Date shall have been validly issued by Reorganized WW, shall be fully paid and non-assessable, and shall be free and clear of all taxes, liens or other encumbrances, pre-emptive rights, rights of first refusal, subscription rights and similar rights (A) except for any restrictions on transfer as may be imposed by applicable securities Laws and (B) except as may be imposed by or set forth in the New Organizational Documents;

(vi) amounts sufficient to pay in full the fees and expenses of the professionals retained by the Company after the Plan Effective Date shall have been placed in the professional fee escrow account;

(vii)  all accrued and unpaid Transaction Expenses shall have been paid in full accordance with the Restructuring Support Agreement;

(viii)  all conditions precedent to the issuance or incurrence of the Takeback Debt shall have been satisfied or duly waived, and the Takeback Debt, including all documentation related thereto, shall be in form and substance satisfactory to the Required Consenting Creditors and the Company Parties and in effect;

(ix) counsel to the Ad Hoc Group shall have received evidence of (a) an effective officers’ and directors’ liability insurance and fiduciary liability insurance policy that covers Reorganized WW and all of its subsidiaries, which evidence shall demonstrate that such policy shall be in effect as of the Plan Effective Date and (b) an effective “tail” officers’ and directors’ liability insurance and fiduciary liability insurance policy that covers each of the Company Parties, which evidence shall demonstrate that such policy shall be in effect as of the Plan Effective Date;

(x)   the Company Parties shall have otherwise substantially consummated the Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the Restructuring Support Agreement and the Definitive Documents;

(xi) the Bankruptcy Court shall have entered each of the Cash Collateral Orders, the Disclosure Statement Order, and the Confirmation Order, and each of the Disclosure Statement Order and the Confirmation Order shall be consistent with the Restructuring Support Agreement, and otherwise in form and substance acceptable to the Company Parties and the Required Consenting Creditors, and each of the Cash Collateral Orders, the Disclosure Statement Order and the Confirmation Order shall not have been stayed, modified or vacated;

(xii)  all conditions denominated “Closing Conditions” in the Plan shall have been satisfied, waived, or satisfied contemporaneously with the occurrence of the Plan Effective Date; and

(xiii)  the New Organizational Documents shall have been executed and/or effectuated, shall be in form and substance consistent with the Restructuring Support Agreement, and any conditions precedent related thereto, shall have been satisfied prior to or contemporaneously with the occurrence of the Plan Effective Date or otherwise waived.

Waiver of Conditions Precedent to the Plan Effective Date	The Conditions Precedent to the Plan Effective Date may not be waived without the express prior written consent (which may be via email among counsel) of the Company Parties and the Required Consenting Creditors, which waiver shall be effective without notice, leave, or order of the Bankruptcy Court.

Tax Matters	The Company Parties shall cooperate in good faith to structure the Restructuring Transactions in a tax-efficient manner acceptable to the Required Consenting Creditors. For U.S. federal income and all other applicable tax purposes, (i) the Initial Reallocation and the Subsequent Reallocation shall be treated as a single and integrated transaction such that the Holders of First Lien Claims received a net amount of New Common Equity from the Company in exchange for the release of the First Lien Claims taking into account the Initial Reallocation and the Subsequent Reallocation and (ii) no transaction shall be treated as occurring between any of the Holders of First Lien Claims and Holders of Existing Common Stock with respect to the Initial Reallocation and Subsequent Reallocation.

EXHIBIT 1

Definitions

Capitalized terms in the Restructuring Term Sheet not otherwise defined therein shall have the following meaning:

TERM	DEFINITION

Administrative Claim	A Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (i) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Plan Effective Date of preserving the Estates and operating the Debtors’ businesses; (ii) Allowed Professional Claims; and (iii) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

Affiliate	As defined in section 101(2) of the Bankruptcy Code. With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if the Person were a Debtor.

Agent	Any administrative agent, collateral agent, or similar Entity under the New Credit Agreement the New Indenture, the Revolving Credit Facility, the Term Loan Credit Facility and/or the Senior Secured Notes.

Agreement Effective Date	The date on which the conditions set forth in Section 2.01 of the Restructuring Support Agreement have been satisfied or waived by the appropriate Party or Parties in accordance with the Restructuring Support Agreement.

Allowed	As to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (i) there is no requirement to File a Proof of Claim or Proof of Interest (or move the Bankruptcy Court for Allowance) to be an Allowed Claim or Allowed Interest under the Plan, and (ii) the Debtors may affirmatively determine to deem unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure.

Business Day	Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

Cash	Legal tender of the United States of America.

TERM	DEFINITION

Cash Collateral	As defined in section 363(a) of the Bankruptcy Code.

Causes of Action	Any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (i) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (ii) the right to object to or otherwise contest Claims or Interests; (iii) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (iv) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (v) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

Claim	As defined in section 101(5) of the Bankruptcy Code.

Consummation	The occurrence of the Plan Effective Date.

Disclosure Statement Motion	The motion seeking (i) the scheduling of a combined disclosure statement and confirmation hearing; (ii) conditional approval of the Disclosure Statement; and (iii) approval of the solicitation procedures.

Estate	The estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

Exculpated Parties	Collectively, each of, and in each case in its capacity as such: (i) each Debtor; (ii) each Reorganized Debtor; and (iii) each Related Party of each Entity or Person in clause (i) and (ii).

File, Filed, or Filing	File, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

Final Order	An order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely

TERM	DEFINITION

taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

General Unsecured Claim	Any unsecured claim against a Debtor that is not (i) an Administrative Claim, (ii) a Priority Tax Claim, (iii) an Other Secured Claim, (iv) an Other Priority Claim, (v) a First Lien Claim (vi) an Intercompany Claim, (vii) a Professional Claim, or (viii) any claim subject to treatment under section 510(b) of the Bankruptcy Code.

Governmental Unit	As defined in section 101(27) of the Bankruptcy Code.

Intercompany Claim	Any Claim against a Company Party held by another Company Party or an Affiliate of a Company Party.

Intercompany Interest	Any Interest in a Company Party held by another Company Party or an Affiliate of a Company Party.

Interest	Collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

Lien	As defined in section 101(37) of the Bankruptcy Code.

New Board	The board of directors of Reorganized WW.

New Notes	The notes issued pursuant to the Restructuring Transactions.

New Organizational Documents	Any organizational and governance documents for the Reorganized Debtors and their subsidiaries and affiliates to be entered into on the Plan Effective Date, including certificates of incorporation, certificates of designation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements (or equivalent governing documents), as applicable.

TERM	DEFINITION

New Term Loans	The new term loans issued pursuant to the Restructuring Transactions.

Other Priority Claim	Any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim	Any secured claim that is not a First Lien Claim.

Plan Effective Date	The date that is the first Business Day after the Confirmation Date on which all Conditions Precedent to the Plan Effective Date have been satisfied or waived in accordance with the Plan.

Plan Solicitation	The solicitation of votes in favor of the Plan from holders of Term Loan Credit Facility Claims and Senior Secured Notes Claims.

Priority Tax Claims	Any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Professional Claim	Any Claim by an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code, seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

Proof of Claim	A proof of claim Filed against any of the Debtors in the Chapter 11 Cases by the applicable bar date as established by the Court.

Proof of Interest	A proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

Reinstatement or Reinstated	With respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

Related Party	With respect to an Entity or Person, such Entity’s or Person’s current and former Affiliates, and with respect to each of the foregoing, their current and former Affiliates, members, directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, participants, affiliated investment funds or investment vehicles, managed accounts or funds, and each of their respective current and former members, equity

TERM	DEFINITION

holders, officers, directors, managers, principals, members, employees, agents, advisory board members, investment fund advisors or managers, investment managers, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Released Party	Collectively, each of, and in each case in its capacity as such: (i) each Debtor; (ii) each Reorganized Debtor; (iii) each Company Party; (iv) each Agent; (v) the Consenting Creditors; and (vi) each Related Party of each Entity or Person in clause (i) through clause (v); provided that in each case, an Entity or Person shall not be a Released Party if it: (x) does not elect to opt in to the third-party releases contained in the Plan; or (y) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the third-party releases contained in the Plan that is not withdrawn or otherwise resolved before Confirmation.

Releasing Party	Collectively, each of, and in each case in its capacity as such: means collectively, (i) the Released Parties; (ii) all Holders of Claims and Interests that elect to “opt in” to the third-party releases set forth in the Plan; and (iii) each Related Party of each Entity or Person in clause (i) and clause (ii).

Reorganized Debtor(s)	WW, and any Debtors, as reorganized pursuant to and under the Restructuring Transactions or any successor thereto, and including any entities establish to acquire all or a portion of the assets of WW and/or its direct and indirect subsidiaries.

Reorganized WW	WW, as reorganized pursuant to the Restructuring Transactions (including under the Plan), including any successor thereto or any entity established to acquire, directly or indirectly, all or a portion of the assets of WW and/or its direct and indirect subsidiaries.

Revolving Credit Facility	As defined in this Restructuring Term Sheet.

Securities Act	The Securities Act of 1933, as amended.

Takeback Debt	The New Term Loans and the New Notes.

EXHIBIT 2

Takeback Debt Term Sheet

EXHIBIT 2

Takeback Debt Term Sheet

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, COVENANTS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TAKEBACK DEBT DESCRIBED HEREIN, WHICH TAKEBACK DEBT WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION INCORPORATING THE TERMS SET FORTH HEREIN AND THE TERMS SET FORTH IN THE RESTRUCTURING SUPPORT AGREEMENT AND RELATED TERM SHEETS. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE RESTRUCTURING TERM SHEET TO WHICH THIS EXHIBIT IS ATTACHED.

GENERAL PROVISIONS[1]

Form of Takeback Debt	$465.0 million aggregate principal amount of Takeback Debt consisting of New Term Loans and New Notes, with such aggregate principal amount allocated between the New Term Loans and the New Notes in accordance with the New Notes Election by Holders

Issuer/ Borrower	Reorganized WW

Guarantors	All subsidiaries of Reorganized WW, except for (i) Immaterial Subsidiaries (to be defined in a manner to be agreed between the Company and the Required Consenting Lenders), (ii) any guarantee where the cost, burden, difficulty or consequence (including tax consequence) of obtaining such guarantee outweighs the benefit of such guarantee (as reasonably determined by the Company and the Required Consenting Lenders) and (iii) other exclusions to be agreed between the Company and the Required Consenting Lenders

Collateral	All assets of Reorganized WW and each Guarantor organized or existing under the laws of the United States, any state thereof or the District of Columbia or under the laws of the Netherlands or the United Kingdom except for (i) any pledge where the cost, burden, difficulty or consequence (including tax consequence) of obtaining such pledge outweighs the benefit of such pledge (as reasonably determined by the Company and the Required Consenting Lenders) and (ii) other exclusions to be agreed between the Company and the Required Consenting Lenders; it being understood and agreed that (x) any pledge by a Guarantor organized or existing under the laws of the Netherlands or the United Kingdom shall be limited to assets that are customarily pledged in the Netherlands or the United Kingdom (as applicable) in connection with secured financings similar to the Takeback Debt and (y) there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction other than the Netherlands and the United Kingdom

Maturity	5 years from the Effective Date

Interest Rate/ Coupon	New Term Loans: S + 6.80% per annum, payable in cash New Notes: 10.250% per annum, payable in cash

[1]	Applicable to both New Term Loans and New Notes

Optional Redemption/ Prepayment	The Takeback Debt may be optionally redeemed/prepaid at Reorganized WW’s option as follows:

	Period:	Price (plus accrued and unpaid interest):
	From the Effective Date to and including the date that is 18 months after the Effective Date (the “Par Call Date”)

(i) the first $200.0 million aggregate principal amount of Takeback Debt so redeemed, 100.000%; and

(ii)  for any amounts of aggregate principal amount of Takeback Debt in excess of $200.0 million, 102.000%

	From the Par Call Date to and including the second anniversary of the Effective Date	102.000%

	From the second anniversary of the Effective Date to and including the third anniversary of the Effective Date	101.000%

	From the third anniversary of the Effective Date to maturity	100.000%

Amortization	None

Cash Sweep

Beginning on the first anniversary of the Effective Date and annually each year thereafter, Reorganized WW must redeem/prepay the Takeback Debt, at par and on a pro rata basis between the New Term Loans and the New Notes, with any amount of unrestricted cash in excess of $100.0 million, with such excess unrestricted cash calculated based on a 10-day average for the last 10 days of the first quarter of each year, subject to carveouts as agreed between the Company and the Required Consenting Creditors including, without limitation, at the option of the Company, (i) for cash amounts to be paid in connection with any acquisitions or third-party investments pursuant to a signed agreement or letter of intent that have yet to close, (ii) without duplication of the foregoing clause (i), the amount of principal payments required to be made on the Takeback Debt, within the next twelve months and (iii) cash amounts paid in respect of acquisitions or other investments (excluding capital expenditures) or any prepayment or redemption of indebtedness, in each case, made on or after such balance sheet date and prior to the date of such prepayment.

Notwithstanding the foregoing, mandatory prepayments attributable to unrestricted cash of a Foreign Subsidiary required to be made pursuant to the foregoing paragraph shall be subject to repatriation limitations to be agreed between the Company and the Required Consenting Lenders.

Negative Covenants	Substantially consistent with the Documentation Precedent, subject to modifications as agreed between the Company and the Required Consenting Lenders (which shall take into account the terms agreed in writing between the Company and the Consenting Lenders (or their respective counsel) on or prior to the date of the Restructuring Support Agreement) (“the Agreed Modifications”)

Events of Default	Substantially consistent with the Documentation Precedent, subject to modifications as agreed between the Company and the Required Consenting Lenders (which shall take into account the Agreed Modifications)

Documentation Precedent	The definitive documentation shall be based on (i) the First Lien Credit Agreement and related documentation, for the New Term Loans and (ii) the Senior Secured Notes Indenture,

2

for the New Notes, in each case, with such changes as are necessary to align with the Agreed Modifications and such other changes agreed between the Company and the Required Consenting Creditors.

Governing Law	The New Credit Agreement and the New Indenture shall be governed in all respects by the laws of the State of New York.

NEW NOTES ADDITIONAL PROVISIONS

Title of New Notes	10.250% Senior Secured Notes due 2030

Interest Payment Dates	Interest will be payable semi-annually on June 15 and December 15 of each year, commencing on December 15, 2025

Denominations / Multiple	$1.00 / $1.00

Exemption from Registration; Transfer Restrictions	The New Notes will be issued pursuant to an exemption from registration and will not be registered under the Securities Act or any state securities laws. The New Notes will constitute restricted securities and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom and in compliance with any applicable state or foreign securities laws.

Registration Rights	None

3

EXHIBIT 3

Release, Exculpation, and Injunction

RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS

Releases by the Debtors (the “Debtor Release”)	Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, as applicable, whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor, a Reorganized Debtor, their Estates, or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, business, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the First Lien Credit Agreement Claims, the Senior Secured Notes Claims, cash management arrangements, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any avoidance actions (but excluding avoidance actions brought as counterclaims or defenses to Claims asserted against the Debtors by Released Parties other than the Consenting Creditors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the First Lien Credit Agreement and any facilities thereunder, the Senior

RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS

Secured Notes Indenture and any facilities thereunder, the New First Lien Debt Documents, the New Notes Documents, the Plan (including, for the avoidance of doubt, the Plan Supplement), any other Definitive Document or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the First Lien Credit Agreement, the Senior Secured Notes Indenture, the New First Lien Debt Documents, the New Notes Documents, the New Common Equity, the New Organizational Documents, the Plan, the Plan Supplement, any other Definitive Document before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the solicitation of votes on the Plan, the pursuit of Confirmation of the Plan, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of debt, equity and/or other securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date, other than claims or liabilities primarily arising out of any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New First Lien Debt Documents, the New Notes Documents, the New Organization Documents or any Claim or obligation arising under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interests of the Debtors and all holders of Claims and Interests; (iv) fair, equitable, and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS

Releases by Holders of Claims and Interests (the “Third-Party Release”)	Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Claims and Causes of Action, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of any of the foregoing Entities, whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, that such Entity would have been entitled to assert (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor, a Reorganized Debtor, or their Estates or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, business, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the First Lien Credit Agreement Claims, the Senior Secured Notes Claims, cash management arrangements, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any avoidance actions (but excluding avoidance actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the First Lien Credit Agreement and any facilities thereunder, the Senior Secured Notes Indenture and any facilities thereunder, the New First Lien Debt Documents, the New Notes Documents, the Plan (including, for the avoidance of doubt, the Plan Supplement), any other Definitive Document, or any Restructuring Transaction, contract, instrument, release, or other agreement or

RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS

document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the First Lien Credit Agreement, the Senior Secured Notes Indenture, the New First Lien Debt Documents, the New Notes Documents, the New Common Equity, the New Organizational Documents, the Plan, the Plan Supplement, any other Definitive Document before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the solicitation of votes on the Plan, the pursuit of Confirmation of the Plan, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date, other than claims or liabilities primarily arising out of any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New First Lien Debt Documents, the New Notes Documents, the New Organizational Documents or any Claim or obligation arising under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this Third-Party Release is: (i) consensual; (ii) essential to the Confirmation of the Plan; (iii) given in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (iv) a good faith settlement and compromise of the Claims released by the Third-Party Release; (v) in the best interests of the Debtors and their Estates; (vi) fair, equitable, and reasonable; (vii) given and made after due notice and opportunity for hearing; and (viii) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS

Exculpation	Notwithstanding anything contained in the Plan to the contrary, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or Third-Party Release, effective as of the Plan Effective Date, no Exculpated Party shall have or incur liability or obligation for, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the First Lien Credit Agreement Claims, the Senior Secured Notes Claims, cash management arrangements, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the First Lien Credit Agreement and any facilities thereunder, the Senior Secured Notes Indenture and any facilities thereunder, the New First Lien Debt Document, the New Notes Documents, the Disclosure Statement, the New Common Equity, the New Organizational Documents, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the First Lien Credit Agreement, the Senior Secured Notes Indenture, the New First Lien Debt Documents, the New Notes Documents, the Disclosure Statement, the Plan, the Plan Supplement, before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS

The Exculpated Parties have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Restructuring Term Sheet and the Plan.

EXHIBIT C

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of May 6, 2025 (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among the Company Parties and the Consenting Creditors party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Joinder Party hereby agrees to be bound by all the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to all Company Claims/Interests held such Joinder Party and its affiliates.

2. Representations and Warranties. The Joinder Party hereby makes the representations and warranties of the Parties and Consenting Creditors set forth in the Agreement to each other Party.

3. Notice. The Joinder Party shall deliver an executed copy of this joinder agreement (the “Joinder”) to the Parties identified in Section 13.10 of the Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Date Executed:

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Revolving Loans

First Lien Term Loans

Senior Secured Notes

Common Shares of WW

Indicative New Takeback Debt Election

☐ New Term Loans ☐ New Notes